Exhibit 10.21

FORM OF STOCK OPTION AGREEMENT

KADANT INC.

One Technology Park Drive

Westford, MA 01886

NOTICE OF GRANT OF STOCK OPTION AND OPTION AGREEMENT

[Date]

[Optionee name and address]

Dear [Optionee name]:

Pursuant to the terms and conditions of the company’s [plan name], you have been granted a Non-qualified Stock Option to purchase [#] shares of stock as outlined below.

Granted To:	[Optionee name]

Grant Date:	[Date]

Granted:	[# of shares]

Grant Price:	[Price]	Total Cost to Exercise: [$ #]

Expiration Date:	[10th anniversary of Grant Date]

Vesting Schedule:	33+% per year for 3 years

[# on Date – first anniversary of Grant Date]
[# on Date – second anniversary of Grant Date]
[# on Date – third anniversary of Grant Date]

By your signature below, you acknowledge receipt of this Stock Option as of the Grant Date and agree that this Stock Option is granted under and governed by the terms and conditions of the Company’s [Plan name] as amended, and the Non-qualified Stock Option Agreement, which is attached and made a part of this document. You further acknowledge receipt of the copy of the Plan.

Signature:
	[Optionee name]	Date

KADANT INC.

Nonqualified Stock Option Agreement

1. Grant of Option. This Nonqualified Stock Option Agreement (the “Option Agreement”) contains the terms and conditions of a grant of a nonqualified stock option (the “Option”) to purchase the shares of the common stock of the Company (the “Option Shares”) made to you pursuant to the stock option plan identified on the cover page of this Option Agreement (the “Plan”). The date on which your Option was granted by the Company’s Board of Directors is written on the cover page of this Option Agreement and is called the Grant Date. A copy of the Plan that governs your Option is attached and made a part of this Option Agreement. This Option is intended to be a non-statutory stock option under the U.S. Internal Revenue Code of 1986, as amended.

2. Exercisability and Vesting of Option. Your Option only may be exercised once your Option Shares have vested. Your Option Shares vest and become exercisable in three installments for the number of shares listed on the cover page of this Option Agreement under the heading “Shares” and on the vesting dates written on the cover page of this Option Agreement under the heading “Full Vest”, provided that on each vesting date you have been continuously employed by the Company or an “Affiliated Employer” since the Grant Date. Your Option Shares will fully vest immediately prior to a Change in Control event, as defined in the Plan, if the Change in Control occurs before the date on which you cease to be an employee of the Company or an Affiliated Employer. The date on which you cease to be an employee of the Company or an Affiliated Employer is called your “Employment Termination Date”. An “Affiliated Employer” means any corporation that more than 50% of its outstanding common stock is owned by the Company. On your Employment Termination Date, all Option Shares that have not already vested are immediately forfeited to the Company and cancelled.

3. Termination of Option. The date on which your Option terminates or expires is called the “Option Termination Date.” Your Option will terminate when the first of the following events occurs:

(a) the Expiration Date of the Option, which is ten years from your Grant Date and identified on the cover page of this Option Agreement under the heading “Expiration”; or

(b) three months after your Employment Termination Date if the Employment Termination Date occurs for any reason other than the reasons named in Sections 3(c), 3(d) or 3(e); or

(c) one year after your Employment Termination Date if your Employment Termination Date occurs due to your death or disability. For purposes of this Option Agreement, “disability” means that you are receiving disability benefits under the Company’s Long Term Disability Coverage, as then in effect, on the Employment Termination Date; or

(d) two years after your Employment Termination Date if the Employment Termination Date occurs due to your retirement. For purposes of this Option Agreement, (i) if you are an outside director of the Company, “retirement” means the date on which you cease to serve as a director of the Company, and (ii) if you are an employee of the Company or an Affiliated Employer, “retirement” means the termination of your employment after age 55 and the completion of 10 years of continuous service (consisting of at least 20 hours per week) to the Company or an Affiliated Employer; or

(e) the date the Company is dissolved or liquidated.

4. No Assignment of Rights. Except for assignments or transfers by will or the applicable laws of descent and distribution, your rights and interests under this Option Agreement and the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise, including without limitation by way of execution, levy, garnishment, attachment, pledge or bankruptcy, and no such rights or interests shall be subject to any of your obligations or liabilities. Notwithstanding the foregoing, if you are a director or officer of Kadant Inc. on the date of grant, or subsequently become a director or officer of Kadant Inc., the Company consents to the transfer of this Option by you to an immediate member of your family, a family trust or family partnership, provided that you, the Company and the transferee execute a written assignment of this Option in the form specified by the Company and upon terms satisfactory to the Company prior to such assignment becoming effective.

5. Exercise of Option; Delivery and Deposit of Certificate(s). You (or in the case of your death, your legal representative) may exercise vested Option Shares in whole or in part by giving written notice to the Company on the form provided by the Company (the “Exercise Notice”) any time before the Option Termination Date. Your Exercise Notice must be accompanied by full payment for the Option Shares being purchased before it will be considered complete. You may pay for the Option Shares by any of the following methods:

•

in cash or by certified or bank cashier’s check payable to the order of the Company, in an amount equal to the number of Option Shares being purchased multiplied by the Exercise Price (the “Exercise Consideration”),

•	in unrestricted shares of the Company’s common stock (the “Tendered Shares”) with a market value equal to the Exercise Consideration,

•	by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the Exercise Consideration, or

•	any combination of cash, certified or bank cashier’s check or Tendered Shares having a total value equal to the Exercise Consideration.

Tendered Shares that were acquired directly from the Company may be surrendered as all or part of the Exercise Consideration only if you acquired such Tendered Shares more than six months prior to the date of exercise (or such other minimum length of time the Board expressly approves). As soon as reasonably practicable after receipt of the Exercise Notice and the Exercise Consideration, the Company will deliver or cause to be delivered to you a certificate or certificates representing the number of Option Shares you purchased, registered in your name.

6. Rights With Respect to Option Shares. Prior to the date the Option is exercised, you shall not be considered to be the holder of the common stock represented by the Option

Shares for any purpose. Upon the issuance to you of a certificate or certificates representing Option Shares, you shall have ownership of those Option Shares, including the right to vote and receive dividends, subject, however, to the other restrictions and limitations that may be imposed either pursuant to the Plan and this Option Agreement or which may now or at some date in the future be imposed by the Certificate of Incorporation or the By-Laws of the Company.

7. Dilution and Other Adjustments. In the event a stock dividend, stock split or combination of shares, or other distribution with respect to holders of common stock other than normal cash dividends, occurs while the Option is outstanding (after the Grant Date and before the date the Option is exercised), the committee appointed by the Company’s Board of Directors to administer the Plan (the “Committee”) shall in the manner determined in its sole discretion adjust the number of shares for which the Option may be exercised and the Exercise Price for the Option to reflect such event. In the event any recapitalization, merger or consolidation involving the Company, any transaction in which the Company becomes a subsidiary of another entity, any sale or other disposition of all or a substantial portion of the assets of the Company or any similar transaction, as determined by the Committee, (any of the foregoing, a “covered transaction”) occurs while the Option is outstanding, the Committee in its discretion may (i) accelerate the exercisability of the Option, (ii) adjust the terms of the Option (whether or not in a manner that complies with the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), (iii) if there is a survivor or acquiror entity, provide for the assumption of the Option by such survivor or acquiror or an affiliate thereof or for the grant of one or more replacement options by such survivor or acquiror or an affiliate thereof, in each case on such terms (which may, but need not, comply with the requirements of Section 424(a) of the Code) as the Committee may determine, (iv) terminate the Option (provided, that if the Committee terminates the Option, it shall, in connection therewith, either (A) accelerate the exercisability of the Option prior to such termination, or (B) provide for a payment to the holder of the Option of cash or other property or a combination of cash or other property in an amount reasonably determined by the Committee to approximate the value of the Option assuming an exercise immediately prior to the transaction, or (C) if there is a survivor or acquiror entity, provide for the grant of one or more replacement options pursuant to clause (iii) above), or (v) provide for none of, or any combination of, the foregoing. No fraction of a share or fractional shares shall be purchasable or deliverable under this Option Agreement.

8. Reservation of Shares. The Company will at all times during the term of this Option Agreement reserve and keep available enough shares of its common stock to satisfy the requirements of this Option Agreement and shall pay all fees and expenses necessarily incurred by the Company in connection with this Option Agreement and the issuance of Option Shares.

9. Taxes. The Company, in its sole discretion, will determine whether the Company, any of its subsidiaries, or any other person has incurred or will incur any liability to withhold any federal, state or local income or other taxes by reason of the grant or exercise of the Option, the issuance of Option Shares to you or the lapse of any restrictions applicable to the Option Shares. You agree to pay promptly, upon demand by the Company or any of its subsidiaries, to the Company or such subsidiary, any amount requested by it for the purpose of satisfying such tax liability. If you fail to pay promptly the amount requested, the Company will refuse to issue you the Option Shares and will, without further consent by you, have the right to deduct such taxes from any payment of any kind otherwise due to you, and may hold back from the Option Shares to be delivered to you on exercise that number of shares calculated to satisfy all federal, state, local or other applicable taxes required to be withheld in connection with such exercise.

The Company may permit you to satisfy the minimum statutory withholding tax requirement (the “Obligation”) arising from exercise of the Option by making an election (an “Election”) to have the Company withhold from the number of shares to be issued upon exercise of the Option, or to otherwise tender to the Company, that number of shares of common stock having a value equal to the amount of the Obligation. The fair market value of the shares to be withheld or tendered shall be determined in accordance with the Company’s Stock Option and Equity Award Grant and Exercise Procedures as then in effect. Each Election must be made at the time the Option is exercised or the date the amount of the Obligation is determined (the “Tax Date”), whichever is later. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections. An Election is irrevocable.

10. Determination of Rights. Any dispute or disagreement concerning the Plan or this Option Agreement shall be determined by the committee appointed by the Company’s Board of Directors to administer the Plan (the “Committee”), in its sole discretion, and any decision made by the Committee in good faith shall be conclusive on you and all other parties. The interpretation, construction and determination of any question by the Committee of any provision of this Option Agreement or the Plan, or any rule or regulation adopted pursuant to the Plan, shall be final and conclusive on all parties.

11. Limitation of Employment Rights. The Option confers upon you no right to continue in the employ of the Company or an Affiliated Employer or interferes in any way with the right of the Company or an Affiliated Employer to terminate your employment at any time.

12. Communications. Any communication or notice required or permitted to be given under this Option Agreement will be in writing, and mailed by registered or certified mail, by express courier or delivered in hand, to the Company addressed to its Stock Option Administrator, Kadant Inc., One Technology Park Drive, Westford, MA 01886, and to you at the address you most recently have given to the Company.

13. Data Protection Applicable to Optionees Resident Outside the United States. You consent to and authorize the transfer and disclosure of personal information or other data (other than sensitive personal data) related to the grant of stock options, including without limitation, information regarding your age, date of birth, compensation, national insurance or other identifying tax numbers and details regarding your Option, and any similar options previously granted to you by the Company, to your local employer, the Company, any third party retained by the Company to administer the record-keeping or exercise of stock options, any third party engaged by you to administer the exercise of the stock options (including any broker engaged by you to facilitate an exercise of the stock options and a sale of the Option Shares) and any governmental and regulatory authorities, regardless of the country of residence of the person to whom the data is transferred, for the purpose of administering the Company’s stock option programs and plans. You understand that the information that is disclosed or transferred will be maintained for seven years after you cease to participate in the Company’s stock option programs or for such longer period as is required by applicable law. If you are a resident of the United Kingdom and the disclosure or transfer is to a person resident outside the European Economic Area, the Company shall take reasonable steps to ensure that your rights and freedoms in relation to the processing of the relevant personal data are adequately protected.